Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated March 11, 2022 with respect to the Common Stock, $0.001 par value, of The Joint Corp, and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Dated: March 11, 2022

BANDERA PARTNERS LLC

By:	/s/ Gregory Bylinsky
	Name:	Gregory Bylinsky
	Title:	Managing Director

By:	/s/ Gregory Bylinsky
	Name:	Gregory Bylinsky

By:	/s/ Jefferson Gramm
	Name:	Jefferson Gramm